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                                                                    EXHIBIT 10.1

                      EMPLOYMENT AND CONSULTING AGREEMENT

         THIS EMPLOYMENT AND CONSULTING AGREEMENT (this "Agreement") is made and entered into as of July ___, 2002 (the "Effective Date") by and among COLLINS & AIKMAN CORPORATION, a Delaware corporation (the "Corporation"), COLLINS & AIKMAN PRODUCTS CO., a Delaware corporation (the "Company") and RONALD T. LINDSAY ("Employee").

                                   WITNESSETH:

         WHEREAS, the Company wishes to retain Employee's services by providing Employee the compensation and benefits set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

         1. Term of Employment and Consulting.

         (a) Employment Term. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment for the period commencing on the date hereof and ending on December 31, 2003, unless sooner terminated pursuant to paragraph 6 below (the "Employment Term").

         (b) Consulting Term. From the period beginning at the end of the Employment Term and ending on June 30, 2005 ("Consulting Term"), the Company shall retain Employee as a consultant to the Company and Employee shall provide consulting services regarding discontinued operations of the Company ("Consulting Services") to the Company from time to time at the reasonable request of the Company. The Consulting Services requested by the Company shall not interfere with any full-time employment that the Employee might have with another employer, and the Consulting Services shall be advisory and general in nature. The Employee shall not be required to spend any minimum time providing the Consulting Services, and the Employee shall not be required to report to any of the Company's offices.

         2. Position of Employment. During the Employment Term, Employee shall be employed in the position of Senior Vice President, General Counsel and Secretary of the Corporation, the Company and their affiliates and shall perform such usual services of the position for the Corporation, the Company and its affiliates as may be assigned to him from time to time by the Chairman or the Board of Directors of the Company. However, at any time during the Employment Term, the Company may give the Employee thirty (30) days prior written notice that for the remainder of the Employment Term the Employee shall render services relating to discontinued operations of the Company or other issues as directed by the Chief Financial Officer. At such time, Employee's title shall become Senior Vice President - Law of the Corporation, Company and their affiliates, and he shall report to the Chief Financial Officer of the Company or any other executive officer as directed by the Chief Executive Officer. The location of Employee's employment and office during the Employment Term shall be in Charlotte, North Carolina. At all times during the Employment Term, the Employee shall receive all of the base salary, bonus payments, benefits, perquisites and expenses as set forth in paragraphs 3, 4 and 5 below regardless of which title Employee shall have.

         3. Compensation.

         (a) Base Salary. The Company shall pay to Employee a base salary at an annual rate not less than $236,200 during the Employment Term. Such amount shall be reviewed annually by the Chairman and Chief Executive Officer of the Company and may be increased in his sole discretion.
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         (b) Bonus Plan. Employee shall receive a payment in the amount of
$66,600 in July or August 2002 as previously acknowledged by the Company. During the Employment Term, Employee shall participate in the Company's annual Executive Incentive Compensation Plan (the "EIC Plan") in accordance with the applicable provisions of the EIC Plan. The standard bonus under the EIC Plan shall be forty percent (40%) of Employee's base salary; provided however notwithstanding any provision of the EIC Plan to the contrary, the Employee shall receive a bonus each year for 2002 and 2003 of not less than $94,480 per year, payable no later than April 1, 2003 and April 1, 2004 respectively.

         4. Benefits and Perquisites.

         (a) General. During the Employment Term and Consulting Term, Employee shall receive such benefits and perquisites, and participate in such pension, profit sharing and benefit plans as are made available to executives of the Company as of the Effective Date, including but not limited to major medical, extended medical and disability insurance, automobile gas charges, group term life insurance and annual holidays, sick days, and vacation time and indemnities and insurance coverages of no less scope or amounts than the current practice of Corporation and Company applicable to Employee as an employee, officer or attorney of Corporation, Company or their subsidiaries or affiliates and applicable to Employee in the same scope and amounts as a consultant thereto. In addition, the Company shall pay to the Employee during the Employment Term and Consulting Term a net annual amount of $20,000 in equal monthly payments, and shall pay all taxes necessary to gross up such amount consistent with current practice (the "Perq Account").

         (b) Stock Options. Pursuant to the Corporation's 2002 Employee Stock Option Plan, the Corporation shall grant to Employee, immediately after approval of such 2002 plan at the annual stockholders meeting in 2002 and the 1 for 2.5 reverse split of the Corporation's common stock, options to purchase 60,000 underlying shares of the Corporation's common stock at $10.00 per share (the "Options"). Thirty thousand (30,000) Options shall vest on January 1, 2003 and thirty thousand (30,000) Options shall vest on January 1, 2004. The remaining unvested shares pursuant to the option grant to Employee in October 1999 shall vest in October 2002 as previously agreed. Additionally, all stock options previously granted to Employee under the Corporation's 1993 and 1994 Employee Stock Option Plans, whether or not vested, shall be repriced to $10 per share if the option price at the time of repricing is above $10 (based upon the post-reverse split prices) at the same time in 2002 that repricing of such stock options granted to other Company executives occurs. All stock options granted to Employee under the 1993, 1994 and 2002 Employee Stock Option Plans of the Corporation shall remain fully exercisable by the Employee for the full ten (10) year term of each such grant (except for the option grant on 60,000 underlying shares described in this paragraph 4(b) which shall remain fully exercisable by the Employee until June 11, 2010) and all underlying shares shall be subject to sale by Employee at any time on or after exercise, notwithstanding any provision of any stock option plan, or stock option agreement or any other agreement with Employee to the contrary.

         (c) SRIP Payments and Retirement Benefits. Employee is a participant in the Company's Supplemental Retirement Income Plan (the "SRIP"). In addition to the benefits and payments to which Employee is entitled under the Company pension, profit sharing and shadow retirement plans and any other entitlement, payment or benefit vested or due Employee, and notwithstanding any provision of the SRIP to the contrary, at the end of the Consulting Term, regardless of whether a prior termination pursuant to paragraph 6 has taken place, Employee shall be considered as having satisfied the requirements for "Retirement" under the SRIP, and for purposes of determining the amount of Employee's benefits under the SRIP, Employee shall be credited with twenty (20) "Years of Service" and $330,680 of "Total Annual Compensation" under the SRIP. The annual payments Employee and his spouse shall receive under the SRIP shall be actuarially determined and agreed upon in writing by



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Employee and the Company, in accordance with the terms and conditions of the
SRIP as of the Effective Date. Employee shall be eligible to commence his SRIP benefits and all other benefits and entitlements which retiring Company executives are eligible to receive at any time at or after the end of the Consulting Term. The benefits, entitlements and payments described in this paragraph 4(c) shall be payable to and received by Employee and his spouse notwithstanding any termination or amendment after the Effective Date of the SRIP or any other relevant benefits, entitlements or payments.

         5. Reimbursement of Expenses. During the Employment Term and the Consulting Term, the Company shall reimburse Employee for all reasonable travel, entertainment and other reasonable business expenses reasonably incurred by Employee in connection with the performance of his duties hereunder, provided that Employee furnishes to the Company adequate records or other evidence respecting such expenditures.

         6. Termination of Employment. Employee's employment under this Agreement may be terminated prior to the expiration of the Employment Term only as follows:

         (a) by the Company upon Employee's death (which shall be referred to as a "Death Termination") or Employee's physical or mental disability for any consecutive six-month period (measured from the first date on which Employee is absent from work due to such disability to the same date in the sixth succeeding calendar month, or, if there is no such date or such date is not a business day, the next succeeding business day) (which shall be referred to as an "Disability Termination");

         (b) by the Company at any time for any reason upon 45 days written notice to Employee (which shall be referred to as a "Company Termination");

         (c) by Employee at any time for any reason upon 45 days written notice to the Company other than a "Constructive Termination" (which shall be referred to as an "Employee Termination"), or

         (d) by Employee within 30 days after the occurrence of one or more of the following: (i) a reduction in Employee's total compensation and benefits package, (ii) an adverse change (in the judgment of Employee) in Employee's responsibilities, position (including status, office, title, reporting relationships or working conditions), authority or duties, or (iii) a Company requirement that the Employee relocate from Charlotte, North Carolina (any of which shall be referred to as a "Constructive Termination"); provided, however, no event or circumstance described in clause (i) or (ii) shall give rise to a "Constructive Termination" for purposes of this Agreement unless Employee shall have given notice to the Company of Employee's determination of the occurrence of an event or circumstance described in clause (i) or (ii), and such event or circumstance shall be continuing as of the end of 10 days after the giving of such notice.

         7. Benefits Upon Termination.

         (a) Termination as a Result of Death, Disability or Employee Termination. If Employee's employment under this Agreement is terminated prior to the expiration of the Employment Term as a result of a Death Termination, a Disability Termination or an Employee Termination, the Company shall pay Employee or, if applicable, Employee's estate or legal representative, (i) Employee's unpaid base salary under paragraph 3(a) accrued to the date on which his employment terminates, if applicable, (ii) any accrued but unused vacation, if applicable, and (iii) all vested and accrued benefits earned by Employee under any employee benefit plans and programs sponsored by the Company in which Employee participates; (iv) an amount equal to Employee's standard annual bonus under paragraph 3(b) prorated through the termination date; (v) all outstanding stock options granted to Employee under the


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Corporation's stock option plans will immediately vest, including the grant set forth in paragraph 4(b) and will continue to be fully exercisable by the Employee for the full ten (10) year term of each such grant (except for the option grant on 60,000 underlying shares described in paragraph 4(b) which shall remain fully exercisable by the Employee until June 11, 2010), and all underlying shares shall be subject to sale by Employee at any time on or after exercise, notwithstanding any provision of any stock option plan, or stock option or any other agreement with Employee to the contrary; and (vi) the payments, entitlements and benefits, including but not limited to SRIP benefits and payments, described in paragraph 4(c).

         (b) Company Termination or Constructive Termination. If Employee's employment under this Agreement is terminated prior to the expiration of the Employment Term as a result of a Company Termination or a Constructive Termination, the Company shall pay and provide to Employee the following benefits:

                  (i) Employee's base salary through December 31, 2003;

                  (ii) an amount equal to Employee's unpaid bonuses payable under paragraph 3(b) through December 31, 2003;

                  (iii) continued participation in, and payments pursuant to the benefits, perquisites and expenses described in paragraphs 4(a) and 5 through June 30, 2005; and

                  (iv) all of the payments, entitlements and benefits referenced in paragraph 7(a) (i-vi).

         (c) Method of Payment. All cash amounts due to Employee pursuant to paragraph 7 above relating to salary, bonus, accrued vacation and the Perq Account shall be paid in a lump sum no later than 60 days after the termination date.

         8. Covenants of Employee.

         (a) Non-disparagement. Employee shall at all times refrain from taking any action or making any statements, written or oral, which are intended to and do disparage the goodwill or reputation of the Company or any of its subsidiaries or affiliates or any directors or officers thereof or which could adversely affect the morale of employees of the Company or its subsidiaries.

         (b) Cooperation. During Employee's employment by the Company and thereafter, Employee shall promptly notify the Company of any threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), in which he may be involved, whether as an actual or potential party or witness or otherwise, or with respect to which he may receive requests for information, by reason of his future, present or past association with the Company or any of its subsidiaries or affiliates. Employee shall cooperate fully with the Company and its subsidiaries and affiliates in connection with any Proceeding at no expense to the Company or any of its subsidiaries or affiliates other than the reimbursement of Employee's reasonable out-of-pocket expenses. Employee shall not disclose any confidential or privileged information in connection with any Proceeding without the consent of the Company and shall give prompt notice to the Company of any request therefor.

         9. Mutual Release. In consideration of the promises, payments and services exchanged pursuant to this Agreement, Employee and the Company and the Corporation, on their behalf and on behalf of their affiliates, parents, officers, directors, employees, stockholders, bondholders, agents,


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representatives, attorneys, successors and assigns (collectively "Company
Releasors") hereby unconditionally release and covenant not to sue the other and their respective subsidiaries and affiliates and directors, officers, employees, successors, heirs, assigns, and stockholders, from any and all claims, liabilities, costs and obligations of any nature in any way relating to Employee's employment, the work performed by Employee during such employment, including but not limited to acts and omissions as an officer, attorney, employee, signatory or representative in regard to the Corporation or the Company or to any parent, affiliate, subsidiary or formerly owned business or company, any Consulting Services or the termination of Employee's employment including, without limitation, any claims arising out of alleged legal restrictions on the Company's right to terminate its employees, such as any implied contract of employment or termination contrary to public policy. The Company, Corporation and Employee shall be required to provide written confirmation of such release and covenant not to sue upon the completion of the Consulting Term. The foregoing release does not apply to any claims, rights, liabilities, costs or obligations arising out of or in any way relating to this Agreement, including but not limited to any indemnities or insurance coverages which are or have been applicable to Employee as an employee, officer, consultant or attorney of the Corporation, Company or any subsidiary or affiliate thereof, at any time during Employee's employment or consulting or in any way relating to any claims for benefits under employee benefit plans, programs or arrangements or any other payments, benefits or entitlements vested or due to Employee.

         10. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of Michigan, regardless of the laws that might be applied under applicable principles of conflicts of laws.

         11. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the matters referred to herein and supersedes all prior agreements and understandings between the parties hereto with respect to the matters referred to herein.

         12. Notice. Any written notice required to be given by one party to the other party hereunder shall be deemed effective if mailed by certified or registered mail, if delivered personally or if sent by a reputable overnight courier:

             To the Company:  Collins & Aikman Products Co.
                              250 Stephenson Highway
                              Troy, Michigan 48083
                              Attention:  Mr. Gregory Tinnell
                                          Senior Vice President, Human Resources

             To Employee:     Mr. Ronald T. Lindsay
                              1214 Belgrave Place
                              Charlotte, North Carolina 28203

         13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their personal representatives and heirs, and, in the case of the Company, the Corporation and their affiliates, successors and assigns, and paragraph 9 shall also inure to the benefit of the other persons and entities identified therein; provided, however, that Company or Corporation shall not, without the prior written consent of Employee, transfer, assign, convey, pledge or encumber this Agreement or any interest under this Agreement. unless such assignment is made to a financially solvent company which purchases substantially all of the assets of Corporation or Company and which agrees in writing to assume and to perform and fulfill all of the obligations to Employee under this Agreement.





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         14. Amendment. This Agreement may be amended or canceled only by an instrument in writing duly executed and delivered by each party to this Agreement.

         15. Indemnification. The Company and Corporation shall defend, indemnify and hold harmless the Employee from all claims, costs and liabilities relating to the Company or Corporation or their subsidiaries or affiliates and/or the Employee's position with, or employment by the Company or Corporation or Consulting Services and to all matters subject to the release and covenant not to sue in paragraph 9 above to the fullest extent permitted by applicable law, including the current payment of any legal fees or other costs incurred by the Employee, as well as any claim or allegation of any third party relating to any acts or omissions of Employee in any way relating to his employment the subject mater of this indemnification or any matter subject to the release and covenant not to sue in paragraph 9 above.

         16. Guarantee. The Corporation and the Company on behalf of their subsidiaries and affiliates hereby guarantee the payment and performance of all obligations of the Company and the Corporation under this Agreement. No assignment pursuant to the terms of paragraph 13 above shall affect the validity or enforceability of this guarantee against the Corporation or the Company or any subsidiary or affiliate thereof.

         17. Survival of Agreement. The provisions of paragraphs 4, 7, 8, 9, 10, 11, 12, 13, 15 and 16 shall survive any termination or expiration of this Agreement.

         18. Headings. Headings contained in this Agreement are for or convenience only and shall not limit this Agreement or affect the interpretation thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      ------------------------------------------
                                      Ronald T. Lindsay

                                      COLLINS & AIKMAN CORPORATION
                                      COLLINS & AIKMAN PRODUCTS CO.

                                      By:
                                          --------------------------------------
                                            Thomas E. Evans, Chairman and Chief
                                            Executive Officer





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